Exhibit 99.2

CORPORATE PARTICIPANTS

Rick Hans Walgreen Company - Divisional VP of IR & Finance

Greg Wasson Walgreen Company - President & CEO

Tim McLevish Walgreen Company - EVP & CFO

Stefano Pessina Alliance Boots - Executive Chairman

Jason Dubinsky Walgreen Company - Treasurer

CONFERENCE CALL PARTICIPANTS

John Heinbockel Guggenheim Securities LLC - Analyst

Meredith Adler Barclays Capital - Analyst

Eric Percher Barclays Capital - Analyst

Lisa Gill JPMorgan Chase & Co. - Analyst

Ricky Goldwasser Morgan Stanley - Analyst

George Hill Deutsche Bank - Analyst

Robert Jones Goldman Sachs - Analyst

Mark Miller William Blair & Company - Analyst

Mark Wiltamuth Jefferies & Company - Analyst

Steven Valiquette UBS - Analyst

Edward Kelly Credit Suisse - Analyst

Ross Muken ISI Group - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Walgreens Alliance Boots investor call.

(Operator Instructions)

As a reminder, this conference call is being recorded. I would now like to introduce your host for today’s conference. Rick Hans, you may begin.

Rick Hans - Walgreen Company - Divisional VP of IR & Finance

Thank you, Nicole, and good morning, everyone. Welcome to our conference call regarding our strategic partnership with Alliance Boots. Today, Greg Wasson, President and CEO, and Stefano Pessina, Alliance Boots Executive Chairman, will discuss the exercise of our option to complete the second step of our strategic partnership and fully combined our two companies. They will also discuss a number of decisions related to moving forward with step two. Also joining us on the call is Walgreens’ new Executive Vice President and Chief Financial Officer, Tim McLevish. Tim will not be taking any questions today.

As a reminder, today’s presentation includes certain non-GAAP financial measures. I direct you to our website at www.investor.Walgreens.com for disclosures regarding the most directly comparable GAAP measures and related information. You can find a link to our webcast on our investor relations website. After the call, this presentation and a podcast will be archived on our website for 12 months.

Certain statements and projections of future results made in this presentation constitute forward-looking statements that are based on current market competitive and regulatory expectations that involve risk and uncertainty that could cause actual results to vary materially. Except to the extent required by law, we undertake no obligation to update publicly any forward-looking statement after this presentation whether as a result of new information, future events, changes in assumptions, or otherwise. Please see our latest Form 10-K and 10-Q filings and subsequent exchange act filings for a discussion of risk factors as they relate to forward-looking statements. Now, I will turn the call over to Greg.

Greg Wasson - Walgreen Company - President & CEO

Thank you, Rick, and good morning, everyone. Thank you for joining us on this very important call. We will take a little more time than usual because we have a lot of ground to cover today. Before I start, let me first offer my thanks and farewell to our departing Chief Financial Officer, Wade Miquelon, as me moves on to pursue a number of new opportunities. As most of you know, Wade contributed to the establishment of our partnership with Alliance Boots and our strategic long-term relationship with AmerisourceBergen. Appreciate that Wade will continue to assist the Company with the transition.

I’d also like to welcome Tim McLevish, our new Executive Vice President and Chief Financial Officer, who we just announced was joining Walgreens. Tim brings us extensive US and global experience in finance and business strategy. He has guided a number of successful mergers and acquisitions through the integration process creating exceptional value for shareholders along the way. He also has a history of strong cost control and financial discipline, and this experience will be critical as we move forward. Tim, would you like to say a few words?

Tim McLevish - Walgreen Company - EVP & CFO

Sure. Good morning, everyone. Thanks for the kind introduction, Greg. It is my great privilege to join such an iconic Company especially at this exciting and pivotal time as Walgreens expands to become a global enterprise. I’d very much appreciate the opportunity to help the team achieve the Company’s important mission and carry out their remarkable vision to expand health and well-being across America and around the world for the benefit of customers, patients, healthcare partners, and shareholders. I look forward to meeting you all in the coming months, and with that, I will turn the call back to Greg.

Greg Wasson - Walgreen Company - President & CEO

Thanks, Tim. With that, let me begin with our announcement today.

Two years ago, Stefano and I stood together and set forth a bold vision to create the first global, pharmacy-led health and well-being enterprise in the world. We shared a goal to combine two leading Companies with iconic brands, complementary geographic footprints, shared values, and a heritage of trusted healthcare services dating back more than 100 years each. Our vision had a compelling strategic rationale giving us complementary capabilities and assets, substantial synergy potential, revenue and profit diversification, and a platform for future growth.

We imagined creating a new international leader in retail pharmacy with an unparalleled portfolio of retail and business brands, a network of more than 11,000 stores in 10 countries, more than 92,000 healthcare service providers, and the world’s largest pharmaceutical wholesale and distribution network with 370 distribution centers serving some 180,000 pharmacies, health centers, and hospitals in 20 countries.

We launched this vision in June, 2012 with the first step in a unique two-step transaction designed to bring our companies together over time while creating significant shareholder value along the way. Today, pending shareholder and regulatory approval, we are ready to move forward to complete step two in our strategic partnership fully combining our companies and realize the vision we share. This is truly an exciting day for Walgreens and Alliance Boots as together we create a new kind of global health care leader. We also believe this is an important day for our customers, stakeholders, and you, our shareholders, as we expand globally to make quality healthcare more affordable and accessible to communities in America and around the world.

On this call today, I will begin by covering three main areas. First, I will touch on the transaction itself. Second, I will walk through a number of key decisions related to moving forward with the merger including the timing of the transaction as well as the blended senior management team and the domicile of the fully combined Company. Third, I will look ahead at our three-year next chapter plan that will maximize the scope and scale of the new combined Company and sets new strategic goals. Then, I will turn to Stefano to talk about the full combination of our companies and his leadership role in the new enterprise.

Starting with an overview of today’s announcement, as you know, we launched our strategic partnership in 2012 with Walgreens initial 45% investment stake in Alliance Boots. That transaction included an option to proceed to a full combination by acquiring the remaining 55% of Alliance Boots in three-years’ time. The terms of our original deal established a window to exercise the option between February and August of 2015. Given the significant progress in bringing our companies together and finalizing the transaction, we announced today that we exercised our option early and now expect to close transaction in the first calendar quarter of 2015.

In completing step two, we will establish a new holding Company for our combined enterprise called Walgreens Boots Alliance with four operating divisions Walgreen Co., Boots, the UK’s leading health and beauty retailer, Alliance healthcare, pharmaceutical wholesale business, and global brands. We’re also have a cross-divisional global pharmacy, market access group.

Let me thank and congratulate the Walgreens and Alliance Boots teams who have been working around-the-clock. As we moved toward finalizing the merger, we made a number of decisions related to the full combination of our Companies. First, Walgreens Boots Alliance will be led by a blended senior management team consisting of senior executives from both Companies.

Let me just run through the top team. I will serve as President and CEO of the combined enterprise. Stefano will be Executive Vice Chairman of the combined Company reporting to me responsible for strategy and M&A and Chairman of a new strategy committee of the Board. I look forward to working with Stefano and leveraging his immense industry and business expertise and his tremendous focus on you, our shareholders.

In alphabetical order, the remainder of the blended management team includes Ornella Barra, Chief Executive Wholesale and Brands for Alliance Boots who will become Executive Vice President, President, and Chief Executive Global Wholesale and International Retail. Jeff Berkowitz, Co-president of our Walgreens Boots Alliance Development joint venture in [Bern], will assume the role of Executive Vice President and President Pharma and global market access which will include responsibility for specialty pharmacy.

Alex Gourlay, Walgreens President of Customer Experience and Daily Living, will become Executive Vice President and President of Walgreens. Tim McLevish, who we just heard from, Walgreens new Executive Vice President and CFO, will now serve as the Executive Vice President and global CFO for the combined Companies.

Ken Murphy, Managing Director Health and Beauty International and Brands for Alliance Boots, will serve as Executive Vice President and President of Global Brands. Simon Roberts, Managing Director of Health and Beauty UK and the Republic of Ireland for Alliance Boots, will serve as Executive Vice President and President of Boots. Tom Sabatino, Walgreens Chief Administrative Officer and General Counsel, will serve as Executive Vice President and Global Chief Legal and Administrative Officer. Tim Theriault, Chief Information Innovation and Improvement Officer of Walgreens, will assume the role of Executive Vice President, Global Chief Information Officer. Kathleen Wilson-Thompson, Walgreens Chief Human Resources Officer, will become Executive Vice President and Global Chief Human Resources Officer.

I’d like to pause and thank these folks for all they and their teams have done to advance our strategic partnership, and most of all for all they will do to build our teams to lead our combined enterprise into the future. Let me also thank the over 350,000 team members of Walgreens and Alliance Boots in the US and around the world for their dedicated service.

Moving to the next major element of our transaction, as you saw in our press release, we determined that the new holding Company will be a US-based Company headquartered in the Chicago area. Walgreens’ operations will remain headquartered in Deerfield, Illinois. Boots’ headquarters will remain in Nottingham in the UK.

Given the intense speculation and public commentary around the inversion issue, let me step back for a moment to make sure that everyone clearly understands the diligent and disciplined way that we went about making this important decision. There are three point I want to make about this process. First, the Company and Board undertook a balanced, rigorous, and extensive analysis of the issue. As part of our fiduciary duty to shareholders and given the potentially significant implications from a business, financial, and competitive perspective, we carefully and extensively evaluated a possibility of an inversion in connection with step two.

We engaged nationally recognized legal tax and policy advisers who are experts in the field of cross-border acquisitions, tax policy, and, in particular, inversions. We taxed the experts to conduct a thorough, objective analysis to determine optimal and sustainable course of action. We also formed a special committee of the Board comprised solely of independent directors, which in turn engaged its own independent tax advisor, to review the inversion issue in order to make a recommendation to the full Board.

Second point. The Company and Board looked at the full range of issues, both the potential opportunities and benefits as well as the risks that may be associated with an inversion. Understand that these are highly complicated issues that come with a wide range of assumptions. I can’t emphasize enough this is a highly technical and complex area of the tax code that requires companies to comply with specific requirements, and there are many opinions out there.

The ranges of issues that we explored fall into three buckets. Structure, does our existing transaction permit an inversion, and if not, is there acceptable alternative structure? Benefits and risks. What are the benefits of an inversion? How sustainable are they in our current environment? What are the risks, and how acceptable are those risks? And third, what is the level of competence required by the Board on the answers to these questions to recommend a path forward to our shareholders?

Briefly with regard to the first bucket with our existing transaction with Alliance Boots — whether our existing transaction with Alliance Boots would permit an inversion, the answer is that it would not. We then looked to see whether we could find an alternative structure that would sustain the inversion tax position. We explored several alternative structures while simultaneously assessing the benefits and risks of each. We considered benefits such as substantial financial advantages, competitive considerations, and future M&A opportunities, and risks that include potentially putting the Company in a significantly worse position than if we had not inverted at all such as a protracted controversy with the IRS. Possibly including litigation, which could go on for 3 to 10 years, and would significantly complicate and impede everyday tax and business planning. Possible dual taxation during the intervening years and payment of back taxes with interest and significant penalties. And third, somewhat harder to quantify but still quite significant, the potential consumer backlash and political ramifications including the risk to our government book of business.

That leads to my third point, the conclusion of this process. First, the Board determined that a significant level of confidence with regard to the sustainability of the inversion tax position was essential given the potential substantial downside risks. With that in mind in the end, the parties could not arrive upon a structure that provided the level of confidence required by the Board to ensure that the transaction could withstand almost certain, intense protracted IRS scrutiny.

While we fully understand and considered the significant financial benefits of an inversion, when weighed against the risks, the Company and Board determined that pursuing a structure that included an inversion was not the right course of action for our combined future enterprise. Rather, we felt that our Company would be better served by focusing on accelerating the option exercise, expeditiously moving forward with combining our two Companies, and tackling the issues we face today to position our new global enterprise for the long-term future.

Let me focus on the future and outline the third area of our announcement today, our next chapter plan and financial goals. With our full combination, Walgreens Alliance Boots will be well-positioned for a new era of profitable growth. We are aggressively pursuing future opportunities to drive sustainable shareholder value over the long-term. To do so, we are launching a new, three-year next chapter plan designed to maximize the scope and scale of the new combined Company.

Through this plan, we will accelerate our core business performance in three specific areas. First, a differentiated retail experience that transforms the retail model for health and wellness and changes the way people shop for beauty products. Second, integrated pharmacy and health care that advances the role of pharmacists to provide access to innovative health care services. And third, global pharmaceutical services that reinvent the pharmaceutical value chain and deliver a seamless specialty pharmacy model. We’ll certainly be talking more about these growth areas as we move ahead.

Now with our full combination and the next chapter planned, the Walgreens Boots Alliance enterprise is establishing new goals for FY16. As you know, we withdrew our previous 2016 goals that we put in place in 2012 due to the many step two considerations and current business performance trends in both Walgreens and Alliance Boots. We also committed to return with new goals and metrics that would reflect our view of the combined enterprise.

Today, we are establishing new goals focused on revenue and EPS. These goals are revenue of $126 billion to $130 billion excluding JVs and Associates. And, an adjusted EPS goal of $4.25 to $4.60. We believe it is important to highlight its — the size, scale, and top line growth potential of the Company post-step two. Our adjusted EPS reflects the full earnings power of the business including our planned decisions around cost savings, capital allocation, and tax planning for the combined enterprise.

This adjusted EPS range we’re setting for today includes the following. Synergies greater than $1 billion, a tax rate in the high 20%, our announced $3 billion share repurchase program, and the accelerated cost savings that we announced today. While not an explicit goal, the adjusted EPS range also implies an adjusted EBIT range with a midpoint around $7.2 billion. Our goal is to drive double-digit adjusted EPS growth over the long-term.

Let me pause here and acknowledge that we’re not happy about lowering our previous goals, but we want to adjust our outlook given more pronounced trends across the global business. First, we have been challenged by the ongoing global pharmacy reimbursement pressure, which continues, and the rapid and pronounced increase in generic drug pricing, which we did not fully anticipate, and now expect to persist longer than we anticipated. Both factors are having an adverse effect on Walgreens pharmacy margin which we were not able to fully mitigate given the structure of certain existing contracts. In addition, we made strategic investments in margin over the near-term for long-term share gains in our retail pharmacy business.

In particular, while our decision to win with high value Medicare part D seniors drives market share in this key segment, it is having a near-term impact on margin as reimbursement rates are lower. Having just completed the annual renewal cycle for 2015, it is now clear that we will have margin compression in calendar 2015 and beyond. It is clear that these factors will have a negative impact on gross profit dollar growth in our pharmacy business, so therefore, we have incorporated the impact into our revised outlook for business.

Stefano and I are very focused on addressing this challenge. In our US business, we’re realigning our contracting strategies to this new market reality of price pressure but also to take advantage of the overall growth trends in the market. We’re also drive our differentiated front-end business where we believe we have incredible opportunities to grow including by building our global brands with Alliance Boots.

Globally, we will continue to leverage our combined scale and purchasing power to offset margin pressure and work closely and collaboratively with manufacturers to drive growth and innovation. Finally, we are pleased the Board voted to bring our two Companies together bringing Stefano and his leadership team together with ours to reposition the Company for long-term growth as we work through the changing and challenging marketing conditions.

That leads to a key element of our next-chapter plan, increasing efficiency in our global platform. As you know, we remain externally focused on gross profit dollar growth relative to SG&A dollar growth. With the pressure we have experienced on pharmacy margins, we have become even more focused on cost control in general and lowering our cost to fill to create more sustainable profitability. More broadly, we’ve worked hard to identify $1 billion in cost savings by FY17, the majority of which is already reflected in our FY16 goals. This effort is focused on several areas including store costs, field costs, distribution costs, and corporate costs.

But, we also realize that’s not sufficient based on the environment I just described. We know we need to do more, and we will. Stefano and I believe that together we can accelerate our cost reduction initiatives and synergies even more, leverage our size and scale to lower our cost of goods, and identify additional cost savings opportunities that we can’t see individually. We will do this prudently in order to impact our customer and patient experience, and in fact, the objective is to improve it. Stefano and his organization have a track record of getting at costs, and we intend to leverage that expertise.

Finally, as part of our next-chapter plan, the Walgreens Board has established a new capital allocation policy for the combined enterprise. The new policy is structured to ensure a balanced and disciplined approach to capital and includes several key elements. Investing across core businesses at sustainable returns to drive organic growth. Pursuing strategic opportunities including mergers and acquisitions. These would be consistent with our strategy and return requirements, be accretive, and drive long-term growth. Maintaining a strong balance sheet and financial flexibility with a commitment to solid, investment-grade credit ratings.

Returning cash to shareholders by committing to a 30% to 35% dividend payout ratio target over the long-term. As you saw in this morning’s press release, the Board also declared a quarterly dividend of $0.3375 per share, a 7% increase over the year-ago dividend. This increase is the annual dividend rate to $1.35 per share and marks the 39th consecutive year Walgreens has raised its dividend. It also includes a $3 billion share repurchase authorization through FY16.

Before I close, let me give just a brief look ahead to the fourth quarter. We expect gross margin to be down a similar percentage year-over-year to what we saw in the third quarter. That is due to the ongoing gross margin pressures from the items we mentioned before. These include the recent changes in the environment of our pharmacy business including ongoing generic inflation, reimbursement pressure, and a shift in pharmacy mix toward 90-day at retail, and Medicare part D. Also, please keep in mind that last year’s fourth quarter included net gains from certain litigation matters which reduced our SG&A dollar growth by just under 1%.

Our FY15 results, of course, will depend on the timing of the closure of our transaction. We will update you on trends affecting our performance on a quarterly basis as we proceed through the year. We are resetting and asking for more performance from our core business. We have much more we can do and must do. I’m looking forward to getting Stefano and the Alliance Boots folks more involved in helping to lead the combined Company.

Longer term, we are excited by the opportunities of our fully combined enterprise including — additional synergies, growth in our healthcare business as the US and global populations continue to age, expansion of our own brands and going bigger in beauty, growth in our health and wellness businesses, and of course, international expansion, not only in our current markets but in the new emerging markets as well.

To wrap up my opening, I covered a lot of ground here this morning. We have a lot of important announcements to make, and I know it’s a lot to digest. Stefano and I look forward to taking as many questions as possible on this call. We also have more opportunities in the coming days and weeks as our team gets on the road to talk to investors.

Let me also take this opportunity to thank the many, many shareholders who have engaged us over the past weeks and months. Our plan is even stronger for all of your thoughts, insights, and guidance.

With that before I hand off to Stefano, let me just try to capture what I believe is the magnitude of this moment. We are lifting Walgreens from a US-only business to a truly international group with Alliance Boots. This group is unparalleled in our industry in the world. Today, we’re entering a new state in our strategic partnership.

What Walgreens gets from our full combination with Alliance Boots is more than just new businesses, new products, new markets, and fresh thinking which I’m always looking for. We also get Stefano and his remarkable strategic experience. When combining his leadership team with Walgreens’ leadership team, Stefano and I are convinced we’re fielding the strongest combined team in the industry. Together, we are establishing one of the most inspiring, far-reaching, and game-changing strategic partnerships I’ve ever known and created a new global platform for long-term growth and value creation for the Company and its shareholders.

So, I want to thank my colleague and friend, Stefano, for all he’s done to make this day possible, and all he will do to make it successful in the future. Stefano?

Stefano Pessina - Alliance Boots - Executive Chairman

Thank you, Greg. Good morning, everybody. I believe that I shall start today by reminding you that the fundamental focuses that drive our businesses and market have not changed. Demographics and the demands on the healthcare system continue to drive volume to our network, both in pharmacy and in distribution. With this volume growth, comes continuous demand for efficiencies and price constraints to help accept that they inevitably increase our costs.

With this underlying pressure, there is no doubt in my mind that our core businesses remain highly attractive and continue to offer huge potential on a global basis. Retail pharmacy remains an important and, I believe, a still radically underutilized platform for the provision of healthcare in the community. In many geographies, the[co-location of pharmacy with specialization provides a unique opportunity to reach the very heart of the communities we serve. So, combining we [fostering] as such as convenience retail in the US or the beauty and personal care in the UK.

Within this environment, innovative services in the specialist product offerings particularly in the beauty and personal care space answer [to both brands and answer] customer loyalty and create economic value in their own right. We have seen these repeatedly throughout our group. We have been the innovators and leaders of this globally, across many markets, and we continue to develop this model where we can adapt it to the local culture.

Today again, we see the opportunity to innovate and lead. We see the opportunity to define the spread and best practice in pharmacy across continents and the healthcare system. You are seeing us to do this not just between Europe and the US but also in Asia and most recently in South America through our work in Mexico and Chile.

We see a huge opportunity to update and enhance our daily living retail offering using the tool in novelty Boots [granted]. And, this clearly targets to differentiate our offerings in the US and drive customer experience [including] revenue and margins as part of a revised, dynamic, and truly unique retail offering. We are committed to seeing Walgreens as a brand that people have a clear understanding of and loyalty to. The people are prepared — I would say happy — to walk past our competitors to come to us no matter what.

This differentiation and localization can only work in an increasingly global healthcare market if supported by a robust and efficient supply chain to optimize cost and availability at the very local level. And, the knowledge and expertise that this brings to support the day-to-day pharmacies.

Of course, none of this should be new to anyone listening. It is something that the US heard in the past, but now this is the time to back up these words with actions. [Macro] trends and opportunities are not enough to [lead us to success, obviously]. To [try], our business must be flexible and agile and must move with its markets and, if possible, [grant] them. It must remain relevant, efficient, and stay ahead of its competitors.

Yet, we have [to wait] analyze and understand the situation we face, but we can only afford to spend so much time debating it before we must act to embrace these opportunities. We will earn our place as the leader of this sector. Complacency, indecision, and [inconsistence] are all certain roads to extinction in these dynamic markets.

People will be disappointed with some of what they have heard from us today. While I can understand that completely, and indeed, I will not pretend to be particularly happy about it myself. Over the past two years as the healthcare and retail markets have reacted to the changing shape of our industry, frankly in part as a response to our own transaction, we have perhaps allowed ourselves to become a little too preoccupied with the transaction and have not given the attention we might have to evolving our businesses in these markets.

The completion of the transaction gives us the opportunity to renew our focus, to transform our businesses once again into a shape to lead the market of innovation, efficiency, drive, and reliability. To do this, the group must be led by a team with clear and common goals, unified, aligned in their commitment and passion to create true and meaningful value for shareholders as the ultimate owners of the business. We must not forget our (inaudible). But, that there can be no place looking forward for self-interest or prejudice to stand in the way of the common goal. The unified Company that will be created by the merger must deliver the promised ambition that has been articulated to you.

When finally, the two businesses come together, we will have the potential to do more than anyone else in this space to improve the affordability and accessibility of healthcare globally. We will not only have the scale and reach to be a defining force in both primary and consumer healthcare all around the globe, but we will also have a platform in which to continue our expansion into new markets that can deliver us new sources of growth for many years to come.

If we are to do that, we must do so from a sound foundation and position of unqualified strength in our existing markets. We must always innovate and work on a platform that enables us to quickly exploit and share the benefits of that innovation. Now, we must move on and move quickly.

Of course, we do not underestimate the task ahead of us to shape this group into what it needs to be and to ensure all its parts are [fit to process] and pulling in the same direction. It is not going to be an easy task, and it will not be achieved overnight. Starting as we are unfortunately in some ways farther back economically than we thought we would, it is undoubtedly going to take us a little longer than we had hoped to deliver all the benefits we can see. Indeed some of them may no longer be available to us, but other, new opportunities will show themselves and we must be ready to take them.

I hope that today we have announced a team that is ready and able to meet the challenges and opportunities ahead of us with the right attitude, open minds, flexibility, energy, and above all, focus [to be leaders]. Undoubtedly, we will face challenges we are not expecting. And, we will have to make the changes to our [coach] and thinking accordingly. But, I have been in such situations many times before, and I know that with the right mindset and the right people, it is possible to overcome any obstacle we meet. And, find us [to believer] even though a little later than we hoped, the full potential of the merger.

Today, we have also announced that [in as well as to the chair of the new strategy committee for the Board], I will be adopting the role of Executive Vice Chairman of the combined Company, joining the executive team with the responsibility for strategy and M&A. In this role, I am really looking forward to working with Greg to make sure that the Company delivers on what has been promised, pursues the opportunities available to it, and creates real value for you, the shareholders, our [partners].

Rick Hans - Walgreen Company - Divisional VP of IR & Finance

Thank you, Stefano and Greg. Those are our prepared remarks. We are now ready to take your questions. Nicole?

QUESTION AND ANSWER

Operator

(Operator Instructions)

John Heinbockel, Guggenheim Securities.

John Heinbockel - Guggenheim Securities LLC - Analyst

Hi Greg. Couple of things on the reimbursement environment. The pressure with regard to the contracting is that more how you buy product? I assume it’s not how you buy product as much as how you are being reimbursed. Is that right? And then, why do you think it’s — I think the view had always been that there would be pressure, but it would be somewhat manageable. Seems like it is a little less manageable. Why is that? What has caused a step-up in sustainable pressure on reimbursement?

Greg Wasson - Walgreen Company - President & CEO

Thanks, John. It’s actually a little of both. I think the generic inflation that we have seen in addition to driving up cost of goods is impacting our commercial contracts which historically have been crafted off of deflation of generics. And so, we’re going to need to continue to go back to those commercial plans now that we’re in an inflationary period and adjust for that. The second biggest and probably most significant impact was the negotiation and the reimbursement in the fiscal — or calendar year 2015 med D books of business. Those plans have really challenged us. We are in preferred positions with the part D plans. We think it’ a strategic investment to grow market share with the lucrative senior market. But, there were significant margin step-downs in the med D contracts beginning in 2015. Combine those two, and that’s what we’re looking at in trying to be realistic as we forecast out the next couple years.

John Heinbockel - Guggenheim Securities LLC - Analyst

As a follow-on to that, it looks like — if I look at your $7.2 million of EBIT, right? It looks maybe core growth likely to be in the mid-single digit range through 2016. Do think long-term the growth rate is higher than that? And, if that’s true, why would that be?

Greg Wasson - Walgreen Company - President & CEO

As I said in the script, John, we would expect to get back to double-digit EPS increase, and we think, as Stefano and I both said in our prepared remarks, I think that while we are resetting our Outlook for the next two years and FY16 and certainly not happy to have to do that. We do believe that going forward in this combined entity, we don’t think that there is anyone better positioned to win in the challenging environment that we described with our global scale. As we’re seeing with the joint venture in Bern, and what we’re able to accomplish there. The integrated supply chain we’ve talked about. I think that you are beginning to see some tremendous progress that we’re making in the front end of our stores. We think there’s huge opportunity there as we go forward. You can look across the pond to Stefano’s — to the Boots stores and what they’ve done in the front end. Longer term, I think we’ve got the opportunity to bring the two organizations together and find and identify additional synergies and cost opportunities. While we have reset expectations for FY16, John, our long-term Outlook has not changed.

John Heinbockel - Guggenheim Securities LLC - Analyst

All right. Thank you.

Greg Wasson - Walgreen Company - President & CEO

Thanks, John.

Operator

Meredith Adler, Barclays

Meredith Adler - Barclays Capital - Analyst

This is Meredith Adler and Eric Percher. I’d like to start with a question talking about your plans to buy back stock and what you would do with your cash if you don’t buy back stock? We were wondering whether you actually have had conversations with the rating agencies? And, why is it so important to stay a very solid BBB? Stock could easily be a great buy, certainly after today. Why wouldn’t you consider leveraging up more to buy back more stock? And, if not, what will you do with your substantial free cash flow?

Greg Wasson - Walgreen Company - President & CEO

Meredith, thanks for the question. I actually have Jason Dubinsky, our Treasurer, with us, and maybe I will let him address the first part of that. Certainly, as I said, we’d continue to invest in the core business and look for opportunities that meet the return and the hurdles we would expect to have. As far as how we have looked through and walked through the share buyback plan, I’ll let Jason weigh in there a little bit.

Jason Dubinsky - Walgreen Company - Treasurer

Meredith, it’s Jason. I would start and echo that we strongly believe firmly in the cash flow — future cash flow generation capabilities of the Company. But, to your point on solid investment-grade ratings, very important to us on a go-forward basis. And, by that, we mean not dropping below BBB at both S&P and Moody’s. And, why do we want to be a solid investment grade credit rating? I think primarily financial flexibility is important for the long-term to pursue the strategic opportunities for the Company. It is critical for us as a Company of our size and stature to keep liquidity and maintain strong tier 2 commercial paper rating. And, certainly for capital markets access, remaining solid investment grade is important. We’ve taken all that into account and believe we’ve adequately sized the share repurchase capacity to keep us in that zone. We’re confident that that’s the right place to be for us right now and for the longer term

Meredith Adler - Barclays Capital - Analyst

There are companies of similar size who, not only do they buy back more stock, but they actually give a multi-year vision. You’ve got $3 billion for over three years, but clearly you could do $3 billion this year. Why not lay out a longer-term strategy? I think you’re going to have an awful lot of free cash flow. Are you really — I guess I would say that this doesn’t — I don’t understand. It seems to me you are doing a disservice to shareholders to count on some future acquisitions that may or may not have a good return when you could be buying back stock and generating a meeting value to shareholders. That’s a statement, I guess, not a question. Eric, do you have any questions?

Eric Percher - Barclays Capital - Analyst

I’d be interested in the response to that, and maybe I would add on, are you still expecting to fund the second portion — the cash portion via debt issuance?

Jason Dubinsky - Walgreen Company - Treasurer

Maybe I can help frame capital structure a bit in that context. We do have to deliver $5.3 billion — US dollar equivalent in sterling. You can consider that into your planning along with the fact that we do intend to refinance Alliance Boots’ debt which their net borrowings as of their last annual report was roughly $8.5 billion in US dollar terms. That does not include any debt incurred with the FASA acquisition. All of those are part of our financing plans as we consider approaching step two and the amount of debt that would likely be required to close the transaction.

Meredith Adler - Barclays Capital - Analyst

Thank you.

Greg Wasson - Walgreen Company - President & CEO

Thank you, Meredith.

Operator

Thank you. Lisa Gill, JPMorgan.

Lisa Gill - JPMorgan Chase & Co. - Analyst

Thank you. Greg, just going back to reimbursement, I really have two questions here. The first is just as you think about contracting, can you give us an idea of when some of those contracts are up for renewal? Do you think that there’s an opportunity in the next 12 to 18 months to renew that? And then, a bigger question. If you look at your largest US competitor, they own a PBM. They don’t seem to have the same reimbursement pressure that you’re having today. Any thoughts around perhaps owning a PBM in the future? I know you’ve been against it in the past, but does this change any of your thought process as you become a bigger health and wellness Company?

Greg Wasson - Walgreen Company - President & CEO

Thanks, Lisa. As far as the reimbursement of contracts, typically the commercial contracts have two to three years. We’re somewhere in the cycle of those that maybe under renegotiation this year or two years left, and we’re going back to working on those contracts. In some, we will have success, and some we may be longer-term. I think the bigger impact, as I said, was the Medicare part D programs.

Regarding the structure that we have, I think irregardless of our competitor and the structure that they have, I think Stefano and I are thrilled with what we’ve put together. I think to his point earlier if we focus — now that the Board has approved the second step — that we have a tremendous opportunity to drive significant volume with the model we have, an integrated retail wholesale model. And, believe that with the scale that we have longer-term, we are well-positioned and better positioned globally than I believe anyone else out there.

Lisa Gill - JPMorgan Chase & Co. - Analyst

As we think globally and you talk about the $7.2 billion of EBIT, can you or Stefano give us any indication as to what you’re seeing on the European side of the business? Are you seeing equal amount of reimbursement pressure? Or, this new number is really more of a takedown on the US side of the business? I’ll stop there. Thanks.

Stefano Pessina - Alliance Boots - Executive Chairman

The pressure on the pharmacies is a global issue. Everywhere in the world, the margin of the pharmacies is under pressure. To be honest, not just the margin of the pharmacies. So, it is something we have to cope with, and we have to respond cutting the cost and maybe finding new ways to develop our business.

20 years ago, Boots, as you know, was making its money on the pharmacies. 75% of the profit of Boots was coming from the pharmacies. Today, 75% comes from the front of the store. The pharmacies losing money not at all. They are still very profitable in Boots because the margin has suffered, but of course, they are selling much more. And so, they are still very profitable. But, of course, in terms of margins, they don’t have the margin they used to have in the past.

Over time, we have developed something to compensate for it. We have developed the front of store. This happens everywhere in the world. If you see what happens in the Netherlands, the margins have almost collapsed in Sweden. But, at the end of the day, the pharmacists, the chains, where allowed have found a way to compensate with less cost and new offers, new products, and new services to the patients. This is what will happen in the US.

I have never doubted that the pharmacy in the US was and maybe still is quite rich, and so over time, we have to wait for a reduction in margins. This is why I believe we have done this deal at the end because Greg was very clear that he wanted to develop the front of stores in order to compensate for it. It has happened a little quicker than we expected. Maybe we have not seen it coming. It has been a surprise for the people of Walgreens. But, at the end, the day the trends are there. Sooner or later, this had to happen. Sooner or later, we had to develop our front of the store. Sooner or later, we will have to find new ways to deliver the medicines at the lowest cost and deliver something else which can compensate for [the margins that we’ve seen].

Lisa Gill - JPMorgan Chase & Co. - Analyst

Thank you.

Operator

Thank you. Ricky Goldwasser, Morgan Stanley.

Ricky Goldwasser - Morgan Stanley - Analyst

Hey, good morning. You established a three-year cost saving plan and talked about $1 billion in synergies. Can you just help us understand what percent of savings will be captured by FY16 so we can tie it to the 2016 guidance?

Greg Wasson - Walgreen Company - President & CEO

Jason, you want to handle that one?

Jason Dubinsky - Walgreen Company - Treasurer

You can assume that a substantial majority of those savings will be realized by the end of FY16. A bit of a step to 2017, but you can factor that into your modeling.

Ricky Goldwasser - Morgan Stanley - Analyst

And, the baseline — the $1 billion in synergies that you are referring to. Should we use the baseline against FY13 as the starting point, or FY14?

Jason Dubinsky - Walgreen Company - Treasurer

FY14 is the base.

Ricky Goldwasser - Morgan Stanley - Analyst

And then, obviously your potential tax rate goals have been an issue with a lot of discussion and controversy for the last six months. Greg, you talked about tax rate in the high 20% factored into the guidance. Can you talk with us a little bit about how can you get that tax rate from the high 20% that’s embedded into guidance to a lower level? What other things outside the inversion that is off the table can you do in order to manage your tax levels?

Greg Wasson - Walgreen Company - President & CEO

Certainly, Ricky, we do think that getting it down to the high 20% is significant. We will be and will continue to look for opportunities to optimize our position. I think that as we bring the two Companies together, certainly we will hopefully find and identify new opportunities. But, I think at this point, we feel confident that we can get certainly to the high 20% as we said. We don’t typically get into tax planning discussions on these calls, but certainly as we move forward, we will be looking for opportunities.

Ricky Goldwasser - Morgan Stanley - Analyst

Okay, and then given that you established an EPS guidance, are you going to also guide on an annual basis? Or, are we still staying with the monthly comps in a FY16 goal type of format?

Greg Wasson - Walgreen Company - President & CEO

At this time, we are remaining with the FY16 EPS goal. We are and will consider listening to our investors, but we will continue to give monthly sales comps in the information that we try to give as we previously have.

Ricky Goldwasser - Morgan Stanley - Analyst

Thank you.

Greg Wasson - Walgreen Company - President & CEO

Thanks, Ricky.

Operator

Thank you. George Hill, Deutsche Bank.

George Hill - Deutsche Bank - Analyst

Good morning. Thanks for taking the question. Greg, first, a point of clarification. The new $1 billion synergy target is in addition to the $1 billion of procurement synergies that were announced in 2012?

Greg Wasson - Walgreen Company - President & CEO

No, it is not, George. Jason, you want to cover that?

Jason Dubinsky - Walgreen Company - Treasurer

We have not provided — making sure I understand —. George, repeat the question. Are we talking about the synergies we referenced in the press release and the script?

George Hill - Deutsche Bank - Analyst

The synergies that you referenced in the press release and the script — the $1 billion. That is in addition to the $1 billion that was originally announced in 2012? Or, is that stating that you’re going to exceed the $1 billion that was announced in 2012?

Greg Wasson - Walgreen Company - President & CEO

We’re going to exceed the $1 billion that was announced in 2012, George.

George Hill - Deutsche Bank - Analyst

That is helpful. Greg, if we think about the guidance that was provided in 2012 versus where we are today, what are the — it’s basically a negative revision of more than 20%. What are the biggest moving parts and what are the biggest contributor to the change in the Outlook in 2012 versus the change in outlook today?

Greg Wasson - Walgreen Company - President & CEO

George, it’s primarily that global pharmacy pressure that we are seeing on both businesses. Certainly in the US, it’s the pharmacy reimbursement and the inflation that we’ve seen spike as I discussed. I think as far as Stefano’s business in Europe, you can certainly see similar-type pharmacy reimbursement pressure in the wholesale part of the business. Primarily from the pharmacy reimbursement and generic inflation environment across the globe

George Hill - Deutsche Bank - Analyst

Okay. So, I guess just if I’m thinking about the model right, if I back out synergies and I back out share repo, we’re basically expecting the EBIT of the combined business to be flat to maybe even — to basically be flattish now through the end of 2016?

Greg Wasson - Walgreen Company - President & CEO

Yes, we are looking to be through the next couple of years probably flat to a little up. But again, that’s why we are — with the Outlook that we gave in 2016. But, we do believe that we have opportunity to continue to drive growth beyond this reset.

George Hill - Deutsche Bank - Analyst

Okay. I’ll hop back in the queue. Thanks for the call.

Greg Wasson - Walgreen Company - President & CEO

Thanks.

Operator

Thank you. Robert Jones, Goldman Sachs.

Robert Jones - Goldman Sachs - Analyst

Thanks for the questions. Greg, just wanted to go back again to the combined EBIT target of $7.2 billion. Obviously, as noted on this call, quite a bit lower than the previous range. And now, this range does include at least one year’s worth of the new $1 billion of cost savings. I guess maybe just a higher level question. It seems like things changed on you fairly dramatically since the original guidance was given. I’m curious — almost to the extent that it seems like it’s wiping out a lot of the synergies. I’m curious how much of this change in the market — you refer to generic inflation was a reaction to your transaction to begin with? And, was this may be something that you just underestimated, the ability of the market to shift along with your scale shifting?

Greg Wasson - Walgreen Company - President & CEO

It’s a fair question. It would be hard to determine what the exact cause was. I do think that it’s primarily a challenge in reimbursement model across the US business that has accelerated. Specifically, as we went into FY15 — or calendar 2015 med D contracting process, that’s where we really saw a significant change that impacted —. And, the generic inflation that we talked about that we didn’t expect it to be quite as significant and prolonged as it is. Combine — those two combined would be the lion’s share of what has impacted the new metrics from what we put out in 2012.

Robert Jones - Goldman Sachs - Analyst

That is fair. I know we touched on the debt and the cap structure, but I’m wondering if you would be willing to share some leverage targets? Where are you comfortable as far as carrying debt? And then, anything, or early thoughts around refinancing Alliance Boots’ debt at this point?

Jason Dubinsky - Walgreen Company - Treasurer

Robert, it’s Jason again. We’re not going to give out any specific debt targets other than our commitment to the solid investment-grade ratings and not dropping below BBB flat at S&P and Baa2 at Moody’s. And, metrics consistent to keep us within those targets.

As far as refinancing the Alliance Boots debt, we won’t give any specific plans. You’ll have more as we come closer to the transaction. But, we recognize the importance to refinance that debt just given the higher costs of debt in Alliance Boots versus the combined entity will provide from a synergistic standpoint. As, I mentioned before there is roughly $8.5 billion of net debt there today excluding the FASA acquisition so our intent would be to take that into account in our financing prior — or concurrent with the closing.

Robert Jones - Goldman Sachs - Analyst

Fair enough. Thanks.

Operator

Thank you. Mark Miller, William Blair.

Mark Miller - William Blair & Company - Analyst

Hey, good morning. I guess weighing all this, it’s pretty shocking that there is such limited visibility and control over the business given the Company is selling consumables and pharmacy. It’s an observation. With EBIT coming in — it looks like more than $2 billion lower in 2016 than what you originally contemplated, can you put this into buckets, Greg? I know you like to think about the business in components. How much of it is the US business versus Alliance Boots? How much of it is retail versus wholesale? And then, given the lower Outlook, is there an expected change in incentive compensation? Can you just case clarify whether these goals are organic? And, to what extent you expect acquisitions to be meaningful in your Outlook by 2016. Thanks.

Greg Wasson - Walgreen Company - President & CEO

Mark, the breakdown with the reimbursement and the challenges we’ve seen would probably be similar to the scale of the businesses. Certainly, the US business, we’ve seen a significant step-down there, but also Stefano’s business and wholesale piece has stepped down as well. I think it would be pretty similar to the scale of the business. Primarily, pharmacy-related, Mark. Again, as I said. In fact, the front end of the business we’re optimistic about. Compensation is absolutely tied to the plan and the internal plan that we set. As we go forward, it’s tied to performance.

Jason Dubinsky - Walgreen Company - Treasurer

On acquisitions — to clarify, this goal is organic. It does not contemplate additional deals.

Greg Wasson - Walgreen Company - President & CEO

No, this is organic.

Mark Miller - William Blair & Company - Analyst

And then, just a final one. The reimbursement on the med D for 2015, has come a as surprise it looks to the team. Are you at the mercy of third parties? Or, is there something the Company can do to gain greater control over this process going forward? Thanks.

Greg Wasson - Walgreen Company - President & CEO

Mark, I think that certainly the reason that we made the strategic investment is to grow share in this business — this market — and we are. With the restructuring that we’ve put in place, we’re going to have a new team focused on the contracting opportunities and working with these plans. Jeff Berkowitz, when I announced that his role will be market access, will be specifically focused on this to help us work with payers and drive additional EBIT from these plans.

Mark Miller - William Blair & Company - Analyst

Thanks, Greg.

Greg Wasson - Walgreen Company - President & CEO

Thanks, Mark.

Operator

Mark Wiltamuth, Jefferies.

Mark Wiltamuth - Jefferies & Company - Analyst

Just to clarify on the buyback, are you counting on executing the full $3 billion of the buyback? And, what share count should we be expecting for FY16?

Jason Dubinsky - Walgreen Company - Treasurer

The $3 billion, just to reiterate, is effective today through the end of FY16. We aren’t giving any specifics on the timing of that other than it is effective today, and we have factored that in to our adjusted earnings goals that we set forth in the press release.

Mark Wiltamuth - Jefferies & Company - Analyst

So, it’s not just an authorization, you plan to fully execute it at some point through that window?

Jason Dubinsky - Walgreen Company - Treasurer

It’s factored into our adjusted earnings goals that we set forth. Yes.

Mark Wiltamuth - Jefferies & Company - Analyst

Just beyond this period where you’re struggling through some reimbursement rate pressure, could you talk a little bit more about the longer-term EBIT growth goals for the combined business? What do you think a normal growth rate would be for each of the two major businesses — for Walgreens and Alliance Boots?

Greg Wasson - Walgreen Company - President & CEO

Jason?

Jason Dubinsky - Walgreen Company - Treasurer

Mar, I think the way to approach that is Greg had mentioned we’re certainly in a period of reset here, but I think we would expect to get back to more historical trends that we’ve seen beyond into the future. Both on an organic basis that wouldn’t include any strategic opportunities beyond that.

Greg Wasson - Walgreen Company - President & CEO

As I said, Mark, I think that the goal would be to get back to double-digit EPS growth. Certainly, that’s not EBIT goals but double-digit EPS goal, growth going forward.

Mark Wiltamuth - Jefferies & Company - Analyst

How about just the core EBIT growth? How much of the business is going to be growing? Obviously, you’ve got some buyback and other factors factoring into the EPS.

Jason Dubinsky - Walgreen Company - Treasurer

Given the goals today, we’re focused obviously on EBIT generation and growth, but we’ve gone to EPS goals because of not only EBIT growth but the other levers that we can pull. And, we’re very focused on long-term goals of double-digit EPS growth.

Mark Wiltamuth - Jefferies & Company - Analyst

Okay. (multiple speakers) Any perspective on international and where you’ll be growing there in geography growth and so forth?

Greg Wasson - Walgreen Company - President & CEO

Before we move on, I think Stefano had a comment there to the last question.

Stefano Pessina - Alliance Boots - Executive Chairman

I was saying, I believe it’s very interesting to focus on the EPS because if you look at the deal in the business in Europe for instance [mogenaybe], you will see that the EBIT growth has slowed down. But, if you look at the numbers in terms of earnings, you will see that the earnings have stepped up because of course we have different levers to work on. We said two years ago when we presented the business that we would focus on earnings, which we have done, and in earnings, we have strong double-digit growth.

Now, on EBIT, as the market is changing as I was saying before, we are re-adopting — in Europe, for instance, we are trying to compensate the pressure that we have on the retail business. Creating new product, putting our product on the market in order to compensate with the mix and keep the margin more or less intact. On the [all-selling] business, we are thinking of a stronger structure and which we do every seven or eight years because the market changes, and we have to adapt our organization to the changes of the market, reducing the costs.

In reality, this year and next year, will be an era of transition where we continue to grow the profit — the earnings quite substantially even the EBIT more modestly. But, in the future years, of course, we will have the benefit of all the restructuring and all the innovation that we have been working to, and this is not something that we have started now. It’s something we started last year.

Mark Wiltamuth - Jefferies & Company - Analyst

Okay. Thank you.

Operator

Thank you. Steven Valiquette, UBS.

Steven Valiquette - UBS - Analyst

Thanks. Good morning. I guess I’m curious with all the moving parts in relation to the FY16 EPS guidance of $4.25 to $4.60, can you tell us whether step two of the AB transaction is accretive or dilutive to the EPS that may have been reported by WAG on a standalone basis for FY16. If you did not pull the trigger on step two, but maybe you still did the share buybacks and some of the other cost-cutting initiatives. Bottom line, is step two accretive or dilutive to WAG’s standalone EPS for FY16 just based on your own math? Thanks.

Greg Wasson - Walgreen Company - President & CEO

Yes, it is accretive, Steve.

Steven Valiquette - UBS - Analyst

Okay. And, I guess the other quick thought here is, you’ve laid out this pretty good strategy for three years through FY17. It seems like FY17 could be a pretty good year of strong EPS growth. I was just curious, why not give some FY17 EPS guidance and targets? And, why so much emphasis on FY16?

Greg Wasson - Walgreen Company - President & CEO

It’s a good suggestion. We wanted to make sure that we were comparing apples to apples, and since we had pulled our 2016 goals, we wanted to make sure we got out there with what we thought our EPS target would be and tie it to the last goals. We do feel — Stefano just said that we have opportunity to grow this Company in FY17 and beyond. But, we wanted to make sure that we were comparing apples to apples.

Steven Valiquette - UBS - Analyst

Okay. Got it. Thanks.

Operator

Edward Kelly, Credit Suisse.

Edward Kelly - Credit Suisse - Analyst

Good morning. A lot of the story here also has been the thought process behind the ability to improve front end business at Walgreens. Can you talk a little bit about what is the implied EBIT growth of the front-end business? If we’re talking the overall business ex-synergies — sorry, ex-cost saves around flattish for EBIT, what is it implying for the front end over that time period through 2016, and then, when can we expect some of these initiatives to really begin to drive any real growth there?

Greg Wasson - Walgreen Company - President & CEO

Ed, we haven’t given that. I do believe that as I said there is real opportunity in the front of our store. If you think about what Stefano was talking about earlier on the Boots model over the past years as the pharmacy became more pressured and the opportunity that they had and what they were able to drive out of the front end of the business. Their operating margins are significantly higher than what ours are, and it’s primarily as a result of that front-end business. We do think that there is opportunity to drive operating margin out of our front-end business. I feel confident with what we’ve been doing so far — the proof points we’ve seem that there’s opportunity there. We haven’t broken it out, but I do believe, as I’ve said, that if we look across the pond to the Boots model, we have similar opportunities at the front-end of our store.

Stefano Pessina - Alliance Boots - Executive Chairman

I can assure you that after the merger we will have a step-up in the margins of the front of the store. You will start to see it growing from next year on. Not this year, next year at the time of the merger, you will see it. We have clear plans for it.

Operator

Thank you. Ross Muken, ISI Group.

Ross Muken - ISI Group - Analyst

Good morning. As you were formulating the plan, obviously adding a new CFO to the mix. So, it’s a complication. In terms of what he brings to the table that will help you in terms of execution? And, maybe hash out some of these longer-term drivers which you have laid out today. What attracted you to his skill set, and how do feel like it will take him to get up to speed and then ultimately have some input on achieving the goals you’ve laid out today?

Greg Wasson - Walgreen Company - President & CEO

Having spent time with Tim just in the last few days, I can assure you Tim will come up to speed quickly. What attracted me to Tim was the fact that he has some incredible experience, not only in large mergers but in cost-focused —. In past opportunities, real financial discipline that he is bringing to the team. I really do believe that Tim is going to add a lot. I think he’ll come up to speed quickly. I’m looking forward to having him at my side, specifically on calls like these. And, to help us make sure that we’re making good, sound financial decisions and forecasting going forward.

Ross Muken - ISI Group - Analyst

If you look at the pro forma management structure, it’s obviously pretty balanced. But, from an operational perspective, I think Jeff Berkowitz, who has done a great job, is the only surviving member on the WAG side, other than obviously you, Greg. As you think about taking some of the AB folks and integrating them in the WAG business now, more than just Alex. How much time do you think it will take for them to have a true imprint on the business and have the changes flow through the rest of the organization?

Greg Wasson - Walgreen Company - President & CEO

I think that they already are having an impact. I think Alex has done a phenomenal job in the short period of time he’s been in. The reason — one of the reasons that I’m really excited about Alex leading the Walgreen business is because we do have the potential in the front end of our stores that I believe has been untapped.

I think no one better than someone who has completed that journey or led that process with Boots as Stefano described over the last decade than Alec to help us accelerate and achieve the opportunity that we believe our front end of our store has. We are going to continue to bring people back and forth as Richard Ashworth, one of our key pharmacy leaders, is working with Simon Roberts in pharmacy and healthcare with Boots. And, we’ll continue to find more opportunities to do just that.

Ross Muken - ISI Group - Analyst

Great, thank you very much.

Greg Wasson - Walgreen Company - President & CEO

Thank you, Ross. On behalf of Walgreens Boots Alliance, I want to thank you for joining us today. We look forward to speaking to all of you soon

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude today’s program. You may all disconnect. Have a great day, everyone.